Restated Amendment Number Two to
                              Subadvisory Agreement

Schedule A of the Subadvisory Agreement between American Express Financial Corporation ("AEFC") and GAMCO Investors, Inc., a wholly-owned subsidiary of Gabelli Asset Management Inc., a New York corporation ("Subadviser") dated February 28, 2002, is amended as of July 10, 2003 to read as follows:

         Compensation pursuant to Paragraph 4 of the Subadvisory Agreement shall be calculated in accordance with the following schedule, with respect to assets that are subject to the Subadviser's investment discretion in the following funds:

         For the combined assets of:

               o AXP Partners Select Value Fund, a series of AXP Partners Series, Inc., (agreement between the Fund and AEFC dated December 1, 2002),

               o AXP VP Partners Select Value Fund, a series of AXP VP Partners Series, Inc. (agreement between the Fund and AEFC dated July 10, 2003), and

               o AXP Progressive Fund, a series of AXP Progressive Series, Inc. (agreement between the Fund and AEFC dated December 1, 2002.

                  Average Daily Net Assets*                   Rate
                  First $500 million                          40 bp
                  Next $500 million                           35 bp
                  Thereafter                                  30 bp

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         * When average daily net assets exceed the first breakpoint, multiple rates will apply resulting in a blended rate. For example, if average daily net assets are $600 million, a rate of 40 bp would apply to $500 million and a rate of 35 bp would apply to $100 million.

In witness whereof, the parties have caused this Amendment to be executed by their officers designated below.

AMERICAN EXPRESS                                 GAMCO INVESTORS, INC.
FINANCIAL CORPORATION


By: /s/ Paula R. Meyer                           By: /s/ Douglas R. Jamieson
    ----------------------                           -------------------------
        Paula R. Meyer                           Name:   Douglas R. Jamieson
        Senior Vice President and                Title:  Executive Vice
        General Manager - Mutual Funds                   President, C.O.O.